EXHIBIT 99.1
EZCORP ANNOUNCES FISCAL 2009 FIRST QUARTER RESULTS
AUSTIN, Texas (January 22, 2009) — EZCORP, Inc. (Nasdaq: EZPW) announced today results for its fiscal first quarter, which ended December 31, 2008.
For the quarter ended December 31, 2008, EZCORP’s net income increased 18% to $14,828,000 ($0.33 per share) compared to $12,555,000 ($0.29 per share) for the quarter ended December 31, 2007. Included in the quarter is an unusual pre-tax charge of $1,110,000 ($0.02 per share) related to a 1998 stock option grant, as described below. Excluding this charge, the Company earned $0.35 per share compared to $0.29 in the prior year quarter, an increase of 21%.
In the quarter, EZCORP completed two acquisitions. On November 13, 2008, the Company acquired eleven Las Vegas pawn stores for $34,388,000, comprised of the issuance of approximately 1,117,000 shares of EZCORP Class A Non-voting Common Stock and $17,138,000 of cash and transaction costs.
On December 31, 2008, the Company acquired 67 stores from Value Financial Services for $107,812,000. The total purchase price was comprised of the issuance of approximately 4,072,000 shares of EZCORP’s Class A Non-voting Common Stock valued at $64,830,000, $13,384,000 of cash paid to Value Financial shareholders, the assumption of $28,975,000 of debt net of cash acquired, and transaction costs of $623,000. These amounts exclude any contingent consideration payable under the terms of the acquisition, which depends on the price Value Financial shareholders sell their EZCORP shares, should they choose to sell, in the 125 days following the acquisition.
Commenting on the quarter’s results, President and Chief Executive Officer, Joe Rotunda, stated, “Our first quarter was a good quarter for the Company and represents our 26th consecutive quarter of year over year earnings improvement. Not reflected in the quarter’s results is the earnings impact of the 67 Value Pawn stores acquired on December 31, 2008.”
Rotunda continued, “With the closing of our acquisition of Value Pawn, we also closed on a new credit facility with a $40 million term loan and an $80 million revolving line of credit. Following the acquisition, the $80 million revolving line of credit remains untouched. This unused revolving credit line, combined with our non operating cash balance and ongoing operating cash flow, provides us with significant capital to continue investing in our business and to pursue other high quality acquisition opportunities.”

Rotunda concluded, “We anticipate another solid result in our March quarter, with earnings growth in same stores as well as contributions from the two acquisitions we completed in the December quarter. For the March quarter, we expect earnings per share of approximately $0.36, compared to $0.30 for the same period a year ago. For our 2009 fiscal year ending September 30, we expect earnings per share of approximately $1.52 per share, including the benefit of the two acquisitions. Excluding the unusual charge in the December quarter, our annual guidance is at the upper end of our previously provided guidance. For the full year, we believe we are still on target to open approximately 30-35 new EZMONEY locations and 30-35 Empeño Fácil pawn locations in Mexico.”
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. In its pawnshops, the Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In its signature loan stores and some pawnshops, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.
As of December 31, 2008, EZCORP operated a total of 889 locations in the U.S. and Mexico (including the locations acquired from Value Financial Services on December 31, 2008) consisting of 412 pawnshops in the U.S. (371) and Mexico (41) and 477 U.S signature loan stores.
Explanation of Unusual Charge & Reconciliation of non-GAAP to GAAP earnings per share:
The $1,110,000 unusual pretax charge in the quarter relates to a 1998 stock option grant to two executives. EZCORP will realize cash tax savings of $1,110,000 with the exercise of the options. Stock option accounting rules require this savings be recorded as an addition to stockholders’ equity rather than a reduction to income tax expense. Terms of the grant require the company to pay a cash bonus to the executives equal to the cash tax savings realized by the company (no other stock option grants contain this term). The December quarter includes the $1,110,000 pre-tax charge to administrative expense for this cash bonus. While the tax savings and bonus are cash neutral to the Company, the required accounting reduced after-tax income by $748,000, or $0.02 per share. Non-GAAP earnings per share, excluding the impact of the bonus, were $0.35.
Included in the statements above is a non-GAAP earnings per share figure removing the effect of a bonus based on tax savings not recognized in income. The Company believes this to be a meaningful number as the cash income tax savings and cash bonus equal to the cash tax savings are recorded differently, resulting in a net income decrease of $748,000 although they are cash neutral. Below is a reconciliation of the non-GAAP earnings per share figure to the GAAP-basis earnings per share figure:

Pre-tax bonus due based on cash tax savings to EZCORP	$1,110,000
Tax benefit related to cash bonus	362,000

Reduction of net income resulting from cash bonus	$748,000

Reduction of EPS related to bonus	$0.02
GAAP-basis diluted EPS reported	0.33

Non-GAAP diluted EPS presented above	$0.35

Weighted average diluted shares outstanding	44,692,000
This announcement contains certain forward-looking statements regarding the Company’s expected performance for future periods including, but not limited to, new store expansion, anticipated benefits of acquisitions, capital availability and expected future earnings. Actual results for these periods may materially differ from these statements. Such forward-looking statements involve risks and uncertainties such as changing market conditions in the overall economy and the industry, consumer demand for the Company’s services and merchandise, changes in the regulatory environment, and other factors periodically discussed in the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
You are invited to listen to a conference call discussing these results on January 22, 2009 at 3:30pm Central Time. The conference call can be accessed over the Internet or replayed at your convenience at the following address.
http://www.videonewswire.com/event.asp?id=54992
For additional information, contact Dan Tonissen at (512) 314-2289.

EZCORP, Inc.
Highlights of Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,
	2008	2007
Revenues:
Merchandise sales	$44,795	$40,499
Jewelry scrapping sales	19,785	15,008
Pawn service charges	26,381	22,908
Signature loan fees	36,000	33,528
Auto title loan fees	221	—
Other	1,433	363

Total revenues	128,615	112,306
Cost of goods sold:
Cost of merchandise sales	27,166	24,251
Cost of jewelry scrapping sales	13,259	9,290

Total cost of goods sold	40,425	33,541
Bad debt:
Signature loan bad debt	9,484	9,670
Auto title loan bad debt	7	—

Total bad debt	9,491	9,670

Net revenue	78,699	69,095

Operations expense	43,494	38,536
Administrative expense	10,411	8,440
Depreciation and amortization	3,066	2,827
(Gain) / Loss on sale/disposal of assets	(284)	162

Operating income	22,012	19,130

Interest income	(126)	(57)
Interest expense	165	81
Equity in net income of unconsolidated affiliate	(941)	(1,047)
Other	25	—

Income before income taxes	22,889	20,153
Income tax expense	8,061	7,598

Net income	$14,828	$12,555

Net income per share, diluted	$0.33	$0.29

Weighted average shares, diluted	44,692	43,273

EZCORP, Inc.
Highlights of Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data and store counts)

	As of December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$41,595	$13,651
Pawn loans	93,789	63,270
Payday loans, net	8,246	6,169
Pawn service charges receivable, net	16,888	10,710
Auto title loans, net	1,174	—
Auto title loan finance charges receivable, net	92	—
Signature loan fees receivable, net	5,968	7,217
Inventory, net	64,563	41,788
Deferred tax asset	15,773	9,005
Prepaid expenses and other assets	12,284	8,121

Total current assets	260,372	159,931

Investment in unconsolidated affiliate	37,873	37,294
Property and equipment, net	46,674	37,308
Deferred tax asset, non-current	7,754	5,023
Goodwill	98,300	24,591
Other assets, net	18,693	5,089

Total assets	$469,666	$269,236

Liabilities and stockholders’ equity:
Current liabilities:
Current maturities of long-term debt	$10,000	$—
Accounts payable and other accrued expenses	48,534	25,164
Customer layaway deposits	2,879	2,144
Federal income taxes payable	3,186	9,063

Total current liabilities	64,599	36,371

Long-term debt	30,337	—
Deferred gains and other long-term liabilities	3,566	3,096
Total stockholders’ equity	371,164	229,769

Total liabilities and stockholders’ equity	$469,666	$269,236

Pawn loan balance per ending pawn store	$228	$198
Inventory per ending pawn store	$157	$131
Book value per share	$7.67	$5.56
Tangible book value per share	$5.28	$4.87
Pawn store count — end of period	412	319
Signature loan store count — end of period	477	448
Shares outstanding — end of period	48,417	41,343

EZCORP, Inc.
Operating Segment Results (Unaudited)
(in thousands, except store counts)

	EZPAWN	Empeño
	United States	Fácil	EZMONEY
	Operations	Operations	Operations	Consolidated
Three months ended December 31, 2008:
Revenues:
Sales	$62,167	$2,413	$—	$64,580
Pawn service charges	24,884	1,497	—	26,381
Signature loan fees	686	—	35,314	36,000
Auto title loan fees	210	—	11	221
Other	1,433	—	—	1,433

Total revenues	89,380	3,910	35,325	128,615
Cost of goods sold	38,938	1,487	—	40,425
Signature loan bad debt	236	—	9,248	9,484
Auto title loan bad debt	6	—	1	7

Net revenues	50,200	2,423	26,076	78,699

Operations expense	26,678	1,284	15,532	43,494

Store operating income	$23,522	$1,139	$10,544	$35,205

Pawn store count — end of period	371	41	—	412
Signature loan store count — end of period	6	—	471	477

Three months ended December 31, 2007:
Revenues:
Sales	$54,200	$1,307	$—	$55,507
Pawn service charges	21,990	918	—	22,908
Signature loan fees	809	—	32,719	33,528
Auto title loan fees	—	—	—	—
Other	361	2	—	363

Total revenues	77,360	2,227	32,719	112,306

Cost of goods sold	32,768	773	—	33,541
Signature loan bad debt	372	—	9,298	9,670
Auto title loan bad debt	—	—	—	—

Net revenues	44,220	1,454	23,421	69,095

Operations expense	24,019	844	13,673	38,536

Store operating income	$20,201	$610	$9,748	$30,559

Pawn store count — end of period	294	25	—	319
Signature loan store count — end of period	6	—	442	448